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                                SCHEDULE 14A
                               (Rule 14a-101)
                          SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                Act of 1934

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Filed by a Party other than the Registrant [ ]

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    Rule 14a-6(e)(2))
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[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                          THE PIONEER GROUP, INC.
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              (Name of Registrant as Specified in Its Charter)

                                    n/a
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  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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                         LENS = LESS VALUE FOR YOU

                                                      May 1, 2000

DEAR FELLOW STOCKHOLDER:

      By now you may have received another letter from Lens asking you to hand over control of your Company to the Lens dissident candidates so they can begin the process of auctioning your Company. Your Board unanimously believes that election of the Lens slate will only result in delay, uncertainty and less value for you. You are strongly urged to reject this dissident bid for control of Pioneer. DO NOT SIGN ANY GOLD PROXY YOU MAY RECEIVE FROM THE LENS GROUP.

      YOUR BOARD IS FULLY COMMITTED TO COMPLETING THE PROCESS IT STARTED

      For over two months, your Board, senior management and the Company's investment bankers have been earnestly pursuing transactions designed to maximize value for Pioneer stockholders. The Company has received numerous expressions of interest in acquiring Pioneer. The first phase of the process has been completed. The process is moving forward quickly and the second round of proposals are expected soon. We look forward to presenting the results of our efforts to you in the near future.

                      FACTS ABOUT THE LENS "ANALYSIS"

      In its continuing attempt to gain control of your Company, Lens presents you with a so-called "analysis" of the price Lens believes your Company could bring in a sale. Lens discloses that the bottom end of its price range is $29.24 per Pioneer share - ONLY 4% HIGHER THAN PREVAILING MARKET PRICES. In spite of their assertions about the value of Pioneer, Lens admits that:

o ". . . WE DO NOT REGULARLY ENGAGE IN THE VALUATION OF COMPANIES INVOLVED IN SOME OF THE INDUSTRIES THAT PIONEER IS IN . . ."

Furthermore, Lens admits that:

o "NO ASSURANCE CAN BE GIVEN THAT THE LENS GROUP NOMINEES WOULD BE ABLE TO SUCCESSFULLY IMPLEMENT A PLAN TO SELL THE COMPANY IF ELECTED TO THE PIONEER BOARD."


DOES IT MAKE SENSE TO DERAIL A PROCESS WELL UNDERWAY TO ALLOW A NEW AND UNPROVEN BOARD TO START ALL OVER AGAIN?


                     A WORD ABOUT RETENTION AGREEMENTS

      Lens's latest letter is devoted to attacking the Compensation Committee of your Board for approving retention agreements for the Company's senior executives. Towers Perrin, a nationally recognized executive compensation consulting firm, advised the Committee that retention agreements are an appropriate and common vehicle to retain key executives who are critical to the continuation of the Company's core businesses while the Board explores the possible sale of the Company.

DOES IT MAKE SENSE FOR LENS TO ATTACK YOUR BOARD FOR ENDORSING RETENTION AGREEMENTS WHEN THESE REASONABLE AND CUSTOMARY STEPS HELP ENSURE A SUCCESSFUL SALE PROCESS - THE VERY SAME COURSE OF ACTION LENS IS PROPOSING?

                           ---------------------

      DON'T RISK THE VALUE OF YOUR INVESTMENT BY CHANGING CONTROL OF PIONEER AT THIS CRITICAL POINT IN THE PROCESS. WE URGE YOU TO REJECT THE LENS GROUP AND ITS DISRUPTIVE PROXY CAMPAIGN. PLEASE SUPPORT YOUR BOARD OF DIRECTORS BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE MANAGEMENT PROXY TODAY. Since the Annual Meeting is only a short time away, it is important to act without delay.

      Thank you.

                                                Sincerely,



                                                John F. Cogan, Jr.
                                                President





                                -IMPORTANT-

Please be sure your latest dated proxy card is a WHITE proxy card voting FOR the management nominees. A later dated gold proxy card, even if marked "withhold authority" to vote for the LENS group, will revoke your vote for management. If you have any questions or need assistance in voting your shares, please call D. F. King & Co., Inc., our proxy solicitor, at:

                      (800) 347-4750 (call toll-free)